Exhibit 99.02

                                                             Company's Form 10-Q
                                                             September 30, 1994

                                                             Page 16

          In June 1994, several actions relating to trading practices on the National Association of Securities Dealers Automated Quotation system were filed against a number of major broker/dealers, including SBI, in various federal courts. In October 1994, the actions were consolidated in the Federal District Court for the Southern District of New York. The plaintiffs purport to represent a class of purchasers of stock trading in that system over the last four years. The claims generally allege price-fixing violations under the federal antitrust laws and violations of the federal securities laws relating to the use of even-eighth price quotes instead of odd-eighth bid and asked quotes. A consolidated amended complaint is expected to be filed in mid-December 1994. The Company is reviewing these allegations, believes that it has meritorious defenses and intends to vigorously defend against these claims.
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                                                             Company's Form 10-K
                                                             December 31, 1995

                                                             Page 10

          For information concerning actions filed against a number of broker-dealers, including SBI, relating to trading practices on the National Association of Securities Dealers Automated Quotation system, see the description that appears in the third paragraph of page 16 of the Company's Quarterly Report on Form l0-Q for the quarter ended September 30, 1994, which description is incorporated by reference herein. A copy of the pertinent paragraph is included as an exhibit to this Form 10-K. A consolidated amended complaint was filed in December 1994. In August l995, the defendants' motion to dismiss was granted with leave to replead, and a consolidated amended complaint was filed.